Exhibit 10.2

FIRST AMENDMENT OF LEASE

THIS FIRST AMENDMENT OF LEASE (this “First Amendment of Lease”), dated as of the 5th day of August, 2021 (the“Effective Date”), between SAGE REALTY CORPORATION, a New York corporation having an office at 767 Third Avenue, New York, New York 10017, as agent for the owner of the building hereinafter mentioned (“Landlord”), and ACACIA RESEARCH CORPORATION, a Delaware corporation authorized to do business in New York State, having an office at 767 Third Avenue, New York, New York 10017 (“Tenant”).

W I T N E S S E T H

WHEREAS, Landlord and Tenant entered into an Indenture of Lease, dated as of January 7, 2020 (the “Lease”), pursuant to which Landlord leases to Tenant, and Tenant hires from Landlord, a portion of the sixth (6th) floor (the “Existing Premises”) in the building known as 767 Third Avenue, New York, New York 10017 (the “Building”); and

WHEREAS, Landlord and Tenant desire to amend the Lease to provide, among other things, for a substitution of the Existing Premises and for an extension of the term of the Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Defined Terms. All capitalized terms used herein shall have the same meaning ascribed to them in the Lease, unless otherwise herein indicated, or unless the context hereof shall otherwise require.

2.           Extension of Term. Effective as of the date hereof, the Term is hereby extended to the last day of the month in which the three (3) year and one (1) month anniversary of the Substitution Space Commencement Date (as such term is defined below) occurs. Said date shall hereafter be deemed the “Expiration Date”.

3.           Substitution Space.

A.          Effective as of the date of Substantial Completion of Landlord’s Substitution Space Work (as such terms are defined below) (the “Substitution Space Commencement Date”), that portion of the sixth (6th) floor of the Building as shown by diagonal lines on Schedule A attached hereto (the “Substitution Space”), including all fixtures and equipment which as of the Substitution Space Commencement Date or during the Term of the Lease are attached thereto or become a part thereof, shall be substituted in lieu of the Existing Premises, and from and after such date the Substitution Space shall be deemed to be the “Premises” for all purposes under the Lease.

B.           On or before the date that is five (5) days from and after the Substitution Space Commencement Date (the “Surrender Date”), Tenant shall vacate and surrender the Existing Premises to Landlord broom clean, free of all tenancies and Tenant’s personal property, and otherwise in the condition required by the Lease upon the Expiration Date. From and after the later to occur of the Substitution Space Commencement Date and the actual date Tenant surrenders the Existing Premises to Landlord in accordance with the Lease, Tenant shall have no further responsibility with respect to the Existing Premises, provided, however, notwithstanding such surrender, Tenant shall be and remain liable for all obligations relating to the Existing Premises which expressly survive the expiration of the Term of the Lease and for all obligations relating to the Existing Premises arising prior to the Substitution Space Commencement Date, including, without limitation, any and all Fixed Rent and additional rent due and owing for the Existing Premises, whether or not theretofore billed, for the period through and including the day immediately preceding the Substitution Space Commencement Date, and Tenant's failure to pay any such sums and/or deliver the Existing Premises to Landlord as herein required shall be deemed a default entitling Landlord to all remedies provided for in the Lease or otherwise available at law. Tenant acknowledges that Tenant’s failure to surrender the Existing Premises to Landlord upon the Surrender Date pursuant to this paragraph will cause substantial damage to Landlord and shall be deemed a holdover governed by Article 16B of the Lease.

1

C.           Subject to the provisions of Section 7 herein, the taking of possession by Tenant of the Substitution Space for occupancy by Tenant shall be deemed an acceptance of same by Tenant. Such taking of possession shall also be conclusive evidence, as against Tenant, that the Substitution Space and the Building of which the same form a part were in good and satisfactory condition (subject to Landlord’s obligation to remedy any latent defects discovered in the Substitution Space and reported to Landlord within six (6) months of the Substitution Space Commencement Date) at the time of such occupancy and that the Substitution Space were substantially as shown on Schedule A. The foregoing provisions shall not be construed to modify Landlord’s repair, maintenance and replacement obligations set forth in the Lease.

D.          If Landlord shall be unable to give possession of the Substitution Space on the date anticipated herein for any reason whatsoever, Landlord shall not be subject to any liability, nor shall the validity of the Lease and this First Amendment of Lease, nor the obligations of Tenant hereunder be thereby affected (except as may be otherwise expressly set forth herein). The parties hereto expressly negate the provisions of Section 223-a of the Real Property Law and agree that such Section shall be inapplicable hereto. Tenant agrees that the provisions of this paragraph are intended to constitute "an express provision to the contrary" within the meaning of said Section 223-a. Notwithstanding anything to the contrary contained herein, in the event that Landlord shall be unable to give possession of the Substitution Space to Tenant with Landlord’s Work substantially complete on or prior to the date that is one hundred twenty (120) days from and after the later of (x) the date on which Tenant has selected its paint and carpet colors for the Substitution Space, and (y) the Effective Date (the “Completion Date”) (subject to extension for a period of up to three (3) months in the aggregate by reason of force majeure [set forth immediately below]), Tenant shall be granted, in addition to the Initial Abatement (as defined below) an abatement of Fixed Rent hereunder in an amount equal to one (1) day of Fixed Rent for each day after the Completion Date that the Substitution Space Commencement Date does not occur. Force majeure shall mean any delay in Landlord’s substantial completion of Landlord’s Substitution Space Work caused by labor trouble, governmental controls, acts of God, or any other cause beyond Landlord’s reasonable control, provided that Landlord’s lack of funds shall not be deemed to be a force majeure event.

4.           Fixed Rent.

A.          From and after the Substitution Space Commencement Date, Section 1C of the Lease amended such that the annual Fixed Rent shall be as follows:

(a)            $258,525.00 during the period beginning on the Substitution Space Commencement Date and continuing through the last day of the month in which occurs the date which immediately precedes the first (1st) anniversary of the Substitution Space Commencement Date;

(b)            $263,396.76 during the period beginning on the first day of the month immediately following the month in which occurs the date which immediately precedes the first (1st) anniversary of the Substitution Space Commencement Date and continuing through the last day of the month in which occurs the date which immediately precedes the second (2nd) anniversary of the Substitution Space Commencement Date;

(c)            $268,365.96 during the period beginning on the first day of the month immediately following the month in which occurs the date which immediately precedes the second (2nd) anniversary of the Substitution Space Commencement Date and continuing through the last day of the month in which occurs the date which immediately precedes the third (3rd) anniversary of the Substitution Space Commencement Date; and

(d)            $273,434.53 during the period beginning on the first day of the month immediately following the month in which occurs the date which immediately precedes the third (3rd) anniversary of the Substitution Space Commencement Date and continuing through the Expiration Date.

B.           Anything herein to the contrary notwithstanding, provided that this First Amendment of Lease and the Lease shall be in full force and effect and Tenant shall not then be in default hereunder or thereunder beyond any applicable notice and cure periods, the Fixed Rent attributable to the Substitution Space shall abate at the rate of $20,299.00 per month for the first (1st) month following the Substitution Space Commencement Date (the “Initial Abatement”).

2

5.            Real Estate Taxes. From and after the Substitution Space Commencement Date, Article 5 of the Lease shall also be amended as follows:

A.         Subparagraphs (I) of Section 5A shall be amended and restated in their entirety as follows:

“I. The term “Base Tax Year” as hereinafter set forth for the determination of real estate tax escalation shall mean calendar year 2021 (i.e., Real Estate Taxes, as hereinafter defined, for the Base Tax Year shall be the average of Real Estate Taxes for the period commencing on July 1, 2020, and ending on June 30, 2021, and Real Estate Taxes for the period commencing on July 1, 2021, and ending on June 30, 2022).

II. The term “the Percentage” shall mean 1.55%.”

6.          Electric. From and after the Substitution Space Commencement Date, Section 5C of the Lease is hereby amended to delete “$1,075.21” and replace it with “$1,244.75”.

7.          Landlord’s Substitution Space Work.

A.        Tenant hereby acknowledges that, except as provided in Section 4B above and Section 7B below, Landlord is not required to perform any work, furnish any materials, or give Tenant any rent credit or work allowance or any sum of money in connection with this First Amendment of Lease and the Substitution Space, and Tenant is taking the same “as-is” as of the Substitution Space Commencement Date. The foregoing provisions shall not be construed to modify Landlord’s repair, maintenance and replacement obligations set forth in the Lease.

B.         With reasonable promptness after the date hereof, Landlord agrees to perform the following work in the Substitution Space at Landlord’s sole cost and expense in accordance with the Building standard (collectively, “Landlord's Substitution Space Work”):

(i)              install new carpet in the Substitution Space with carpet selected by Tenant from the Building-standard carpet options;

(ii)              install new Building standard ceiling tiles throughout the Substitution Space; and

(iii)            Paint the Substitution Space one coat and one color, with the color selected by Tenant from the Building-standard color chart.

C.         For purposes of this First Amendment of Lease, the Substitution Space shall be deemed substantially completed (herein, "Substantial Completion" or "Substantially Completed") on the date when Landlord's Substitution Space Work has been substantially completed, notwithstanding the fact that minor changes or insubstantial details of construction, mechanical adjustment or decoration remain to be completed (any such items, “punchlist items”), provided Tenant's use and occupancy of the Substitution Space is not thereby materially affected.

3

8.          Extension Option. The following new Article 27 is hereby added to the Lease at the end of Article 26:

“ARTICLE 27: TENANT’S EXTENSION OPTION

A.           Provided (i) this Lease shall then be in full force and effect, (ii) Tenant shall not then be in default hereunder beyond any applicable notice or grace period as of the date of Tenant’s exercise of the extension option described herein (which conditions regarding default may be waived by Landlord in its sole discretion), and (iii) named Tenant herein and/or any of its affiliates that are permitted to occupy the Premises (and their respective employees, agents and visitors) shall be in actual occupancy of the Premises as of the date of Tenant’s exercise of the extension option described herein and as of the day which would otherwise be the first day of the Extension Term, Tenant shall have the right, at its option, to extend the Term for a single two (2) year period (the “Extension Term”). The Extension Term shall commence on the day immediately following the original Expiration Date and shall expire on the last day of the month in which occurs the date which immediately precedes the second (2nd) anniversary of such date unless the Extension Term shall sooner end pursuant to any of the terms, covenants or conditions of this Lease or pursuant to law. Tenant shall give Landlord written notice of Tenant’s intention to exercise such option on or before the date which is nine (9) months prior to the then-scheduled Expiration Date, the time of exercise being of the essence, and upon the giving of such notice, this Lease and the Term shall be extended without execution or delivery of any other or further documents, with the same force and effect as if the Extension Term had originally been included in the Term and the Expiration Date shall thereupon be deemed to be the last day of the Extension Term. All of the terms, covenants and conditions of this Lease shall continue in full force and effect during the Extension Term, including items of additional rent and escalation which shall remain payable on the terms herein set forth, except that (i) the Fixed Rent shall be as determined in accordance with Section 27B of this Article, (ii) the Base Tax Year shall be revised to the fiscal tax year in which the Extension Term commences and (iii) Tenant shall have no further right to extend the Term pursuant to this Article. Tenant shall accept the Premises in its then present “as-is” condition on the commencement of Extension Term and Landlord shall have no obligation to perform any work or give Tenant any work allowance, offset or rent credit in connection with the Extension Term. The foregoing provisions shall not be construed to modify Landlord’s repair, maintenance and replacement obligations set forth in the Lease.

B.          The Fixed Rent payable by Tenant for the Premises during the Extension Term shall be the fair market rental value of the Premises taking into consideration all relevant factors (fair market rental value taking into account the foregoing is hereinafter referred to as the “FMRV”). The FMRV shall be determined in accordance with the following procedure:

1.	Immediately after the exercise by Tenant of its option under Section 27A above, Landlord and Tenant shall use their good faith efforts to agree upon the FMRV. In the event Landlord and Tenant cannot reach agreement within fifteen (15) Business Days after the date of Tenant’s notice of exercise of its option, Landlord and Tenant shall each select a reputable, independent, qualified, licensed real estate broker having an office in New York County and familiar with the rentals then being charged in the Building and in comparable buildings (respectively, “Landlord’s Broker” and “Tenant’s Broker”) who shall confer promptly after their selection by Landlord and Tenant and shall use their good faith efforts to agree upon the FMRV. If Landlord’s Broker and Tenant’s Broker cannot reach agreement within sixty (60) days after the date of Tenant’s notice of exercise of its option, then within ten (10) days thereafter, they shall designate a third reputable, independent, qualified, licensed real estate broker having an office in New York County (the “Independent Broker”). Upon the failure of Landlord’s Broker and Tenant’s Broker to agree upon the designation of the Independent Broker, then the Independent Broker shall be appointed by a Justice of the Supreme Court of the State of New York upon ten (10) days’ notice, or by any other court in New York County having jurisdiction and exercising functions similar to those exercised by the Supreme Court of the State of New York. Concurrently with such appointment, Landlord’s Broker and Tenant’s Broker shall each submit a letter to the Independent Broker, with a copy to Landlord and Tenant, setting forth such broker’s estimate of the FMRV (respectively, “Landlord’s Broker’s Letter” and “Tenant’s Broker’s Letter”).

2.	In the event the FMRV set forth in Landlord’s Broker’s Letter and Tenant’s Broker’s Letter shall differ by $2.50 or less per square foot for each year during the Extension Term, then the FMRV shall not be determined by the Independent Broker, and the FMRV shall be the average of the FMRV set forth in Landlord’s Broker’s Letter and Tenant’s Broker’s Letter. In the event the FMRV set forth in Landlord’s Broker’s Letter and Tenant’s Broker’s Letter shall differ by more than $2.50 per square foot per annum for any year during the Extension Term, the Independent Broker shall conduct such investigations and hearings as he may deem appropriate and shall, within sixty (60) days after the date of his designation, choose either the rental set forth in Landlord’s Broker’s Letter or Tenant’s Broker’s Letter to be the FMRV during the Extension Term and such choice shall be binding upon Landlord and Tenant. Landlord and Tenant shall each pay the fees and expenses of its respective broker. The fees and expenses of the Independent Broker shall be shared equally by Landlord and Tenant.

4

C.           In the event the Extension Term shall commence prior to determination of the Fixed Rent during the Extension Term as herein provided, then the Fixed Rent to be paid by Tenant to Landlord until such determination has been made shall be the Fixed Rent for the twelve (12) month period immediately preceding the commencement of the Extension Term. After such determination has been made for the Fixed Rent during the Extension Term, any excess rental for the Extension Term theretofore paid by Tenant to Landlord shall be credited by Landlord against the next ensuing monthly Fixed Rent payable by Tenant to Landlord and any deficiency in Fixed Rent due from Tenant to Landlord during the Extension Term shall be paid within fifteen (15) days after written demand.”

9.            Termination Option. The following new Article 28 is hereby added to the Lease at the end of Article 27:

“ARTICLE 28: TENANT’S TERMINATION OPTION

A.         Subject to the provisions of Section 28B hereof, Tenant shall have the option to cancel and terminate this Lease (The “Termination Option”) effective as of the last day of the month that is nineteen (19) months after the Substitution Space Commencement Date (such date is herein referred to as the “Early Termination Date”) by written notice (“Tenant’s Termination Notice”) delivered to Landlord no later than nine (9) months prior to such Early Termination Date, time being of the essence as to the giving of Tenant’s Termination Notice. Within fifteen (15) days after receipt of Tenant’s Termination Notice, Landlord shall deliver to Tenant a statement setting forth the amount of the Termination Payment (hereinafter defined) that will be due from Tenant in order to exercise such Termination Option, along with reasonable supporting documentation of the amount of the same. Within fifteen (15) days of receipt of such statement (and such supporting documentation), Tenant shall deliver to Landlord an unendorsed official bank check drawn on a bank which is a member of the New York City Clearing House Association or a wire transfer of funds to an account designated by Landlord in an amount equal to the Termination Payment. Upon timely delivery of Tenant’s Termination Notice and the Termination Payment, this Lease will expire on the Early Termination Date as if such date were the Expiration Date set forth herein and Tenant shall vacate the Premises on or before the Early Termination Date leaving the same in the condition otherwise required upon the expiration or sooner termination of this Lease. As used herein, the term “Termination Payment” shall mean an amount equal to the sum of (a) the unamortized costs (on a straight line basis over the period from the Substitution Space Commencement Date through the Expiration Date, as extended hereby) of any brokerage fees paid, the actual out-of-pocket cost of Landlord’s Substitution Space Work, and any legal fees related to the negotiation of this First Amendment of Lease, plus (b) one month (1) of the then current monthly Fixed Rent payment (less the Electric Charge) and monthly Tenant’s Tax Payment.

B.          The effectiveness of the foregoing option is expressly conditioned upon there not being any uncured default by Tenant beyond any applicable notice or grace periods hereunder at the time of the exercise of said option and at the time of termination (unless Landlord, in its sole discretion, elects to waive such condition). The Termination Payment shall be paid by Tenant and received by Landlord as consideration for the privilege of termination when, as, and if Tenant exercises the said option to terminate this Lease, as aforesaid.”

10.        Assignment Subletting. From and after the Effective Date, Article 11 of the Lease shall be deleted and replaced with the following:

“Tenant will not by operation of law or otherwise, assign, mortgage or otherwise encumber this Lease, nor the estate and Term hereby granted, nor sublet or permit the Premises or any part thereof to be used by others without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. For the purposes of this Lease, any sale, transfer or assignment of any of fifty percent (50%) or more of the stock of a corporate Tenant or any transfer in the control of Tenant by operation of law or otherwise shall be deemed an assignment.”

11.        Tenant Work. Landlord hereby acknowledges and agrees that Tenant may (x) install a variable speed fan by the overhead compressor and (y) relocate the thermostat located in the Demised Premises to a location approved by Landlord (with Tenant acknowledging that Landlord has determined that there is no reason to relocate the thermostat); provided, however, that (i) Tenant shall perform all such work in accordance with the terms and provisions of the Lease, (ii) Tenant shall deliver to Landlord plans for such work, which must be approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed) prior to performing such work and (iii) Tenant shall be responsible all costs associated with the foregoing work and shall be responsible for all maintenance, repair and replacement of the relocated thermostat, fan and associated systems.

5

12.          Miscellaneous.

A.           The parties hereto agree that Sage Realty Corporation and Jones Lang LaSalle (collectively, the “Brokers”), were the only brokers who negotiated and brought about this transaction, and Landlord agrees to pay the Brokers a commission therefor as per separate agreement. Tenant represents and warrants that it has not dealt with any broker other than the Brokers, and Tenant agrees to indemnify and save Landlord harmless from and against any claims made by other brokers claiming to have dealt with Tenant. Landlord represents and warrants that it has not dealt with any broker other than the Brokers, and Landlord agrees to indemnify and save Tenant harmless from and against any claims made by the Brokers or other brokers claiming to have dealt with Landlord.

B.           Tenant warrants and represents that, to its actual knowledge, as of the date hereof, Landlord has performed all of its obligations under the Lease. Landlord warrants and represents that, to its actual knowledge, as of the date hereof, Tenant has performed all of its obligations under the Lease.

C.             It is expressly understood and agreed that, pursuant to this First Amendment of Lease, the Term of the Lease is only extended until the date which is three (3) years and one (1) month following the Substitution Space Commencement Date. Except as otherwise set forth in Article 27 of the Lease, any further extension of the Term of the Lease if the parties hereafter shall agree to same shall require a written agreement between the parties hereto and any such agreement shall not be binding upon Landlord or Tenant unless same is fully executed and unconditionally delivered by Landlord and Tenant.

D.           Except as modified by this First Amendment of Lease, the Lease and each of the covenants, terms and conditions set forth therein are and shall remain in full force and effect.

E.           This Lease may be signed by facsimile signature or electronic mail in portable document format and may be executed in counterparts, all such counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be attached to, any other counterparts provided, however, that original signed pages shall be sent by the parties to each other promptly thereafter.

[Signatures appear on following page.]

6

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this First Amendment of Lease as of the day and year first above written.

SAGE REALTY CORPORATION, as Agent

By:/s/ Jonathan Kaufman Iger

Name:Jonathan Kaufman Iger

Title: CEO

ACACIA RESEARCH CORPORATION

By: /s/ Richard Rosenstein

Name:Richard Rosenstein

Title: Chief Financial officer

7

SCHEDULE A

SUBSTITUTION SPACE FLOOR PLAN

[See attached]